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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                         (Amendment No.____________)*


					  Overstock.com Inc. (OSTK)
--------------------------------------------------------------------------------
                                (Name of Issuer)


				  Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


						690370101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


					    June 12, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No.  690370101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles P. Coleman III

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     866,865

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     866,865

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     866,865

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________


CUSIP No.  690370101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Tiger Technology Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     866,865

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     866,865

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     866,865

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

________________________________________________________________________________



CUSIP No.  690370101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Tiger Technology Performance, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     721,343

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     721,343

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     721,343

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

________________________________________________________________________________




CUSIP No.  690370101
            ---------------------


Item 1(a).  Name of Issuer:


            Overstock.com Inc. (the "Issuer")
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:


            6322 South 3000 East
		Suite 100
		Salt Lake City, UT 84121
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            Charles P. Coleman, III
		Tiger Technology Management, L.L.C.
		Tiger Technology Performance, L.L.C.
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:


            101 Park Avenue, 48th Floor
		New York, NY 10178
            ____________________________________________________________________

      (c).  Citizenship:

		Charles P. Coleman, III:  United States of America
            Tiger Technology Management, L.L.C.: Delaware
		Tiger Technology Performance, L.L.C.: Delaware
            ____________________________________________________________________

      (d).  Title of Class of Securities:

		Common Stock, $0.0001 par value

            ____________________________________________________________________

      (e).  CUSIP Number:

		690370101

            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [_]  An investment adviser in accordance with s.240.13d
          1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Charles P. Coleman, III

	Tiger Technology Performance, L.L.C. serves as the general partner of two domestic private investment partnerships. Tiger Technology, Management, L.L.C. has been retained by Tiger Technology Performance, L.L.C to serve as the management company of the two partnerships.
Tiger Technology Management, L.L.C. also serves as the investment manager of an offshore investment vehicle.
Mr. Coleman is the managing member of both Tiger
Technology Management, L.L.C. and Tiger Technology
Performance, L.L.C.

	In accordance with the foregoing, Mr. Coleman may be deemed to beneficially own the securities of the Issuer owned by the various entities managed by Tiger Technology
Management, L.L.C.

     (a)  Amount beneficially owned:

          866,865
          ______________________________________________________________________

     (b)  Percent of class:

          5.3%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 		      0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote		866,865
                                                          _____________________,


          (iii) Sole power to dispose or to direct the			      0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the		866,865
                disposition of                            _____________________.

	Tiger Technology Management, L.L.C.

	Tiger Technology Performance, L.L.C. serves as the general partner of two domestic private investment partnerships. Tiger Technology, Management, L.L.C. has been retained by Tiger Technology Performance, L.L.C to serve as the management company of the two partnerships. Tiger Technology Management, L.L.C. also serves as the investment manager of an offshore investment vehicle. Mr. Coleman is the managing member of both Tiger Technology Management, L.L.C. and Tiger Technology Performance, L.L.C.

	In accordance with the foregoing, Tiger Technology Management, L.L.C. may be deemed to beneficially own the securities of the Issuer owned by the various entities managed by Tiger Technology Management, L.L.C.

     (a)  Amount beneficially owned:

          866,865
          ______________________________________________________________________

     (b)  Percent of class:

          5.3%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 		      0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote		866,865
                                                          _____________________,


          (iii) Sole power to dispose or to direct the			      0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the		866,865
                disposition of                            _____________________.


	Tiger Technology Performance, L.L.C.

	Tiger Technology Performance, L.L.C. serves as the general partner of two domestic private investment partnerships. Tiger Technology, Management, L.L.C. has been retained by Tiger Technology Performance, L.L.C to serve as the management company of the two partnerships. Tiger Technology Management, L.L.C. also serves as the investment manager of an offshore investment vehicle. Mr. Coleman is the managing member of both Tiger Technology Management, L.L.C. and Tiger Technology Performance, L.L.C.

	In accordance with the foregoing, Tiger Technology Performance, L.L.C. may be deemed to beneficially own the securities of the Issuer owned by the partnerships for which it serves as general partner.

     (a)  Amount beneficially owned:

          721,343

          ______________________________________________________________________

     (b)  Percent of class:

          4.4%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 		      0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote		721,343
                                                          _____________________,


          (iii) Sole power to dispose or to direct the			      0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the		721,343
                disposition of                            _____________________.




Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

		N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

		N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s. 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

		N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

		N/A
          ______________________________________________________________________

Item 10.  Certification.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 23, 2003
/s/ Charles P. Coleman, III*
_____________________________
   Charles P. Coleman, III



Tiger Technology Management, L.L.C.*

By: /s/ Charles P. Coleman, III
    _______________________________
Name: Charles P. Coleman, III
Title: Managing Member



Tiger Technology Performance, L.L.C.*

By: /s/ Charles P. Coleman, III
    _______________________________
Name: Charles P. Coleman, III
Title: Managing Member







The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A


AGREEMENT

The undersigned agree that this Schedule 13G dated June 23, 2003 relating to the Common Stock par value $0.0001 per share of Overstock.com Inc. OSTK), shall be filed on behalf of the undersigned.


/s/ Charles P. Coleman, III*
_____________________________
   Charles P. Coleman, III



Tiger Technology Management, L.L.C.*

By: /s/ Charles P. Coleman, III
    _______________________________
Name: Charles P. Coleman, III
Title: Managing Member




Tiger Technology Performance, L.L.C.*

By: /s/ Charles P. Coleman, III
    _______________________________
Name: Charles P. Coleman, III
Title: Managing Member